EXHIBIT 99.1

Press Release

GeoPharma Reports Record Revenues

Largo, FL –August 10, 2006 – GeoPharma, Inc. (NASDAQ:GORX) today announced financial results for the quarter ended June 30, 2006.

“GeoPharma grew at an impressive rate by achieving record revenues during a historically slower quarter,” said Mihir Taneja, CEO of GeoPharma. “We continue to grow our revenues as well as our profitability despite our investments in research and development costs from our drug division. We are very pleased with this quarter’s accomplishments and continue to be driven by our strategic plan for the future.”

Q1 Financial Summary

•	Total revenues for the first quarter ended June 30, 2006 grew to $14.4 million, a 7.6% increase as compared to the fourth quarter ended March 2006 and a 22.3% increase compared to the June 2005 quarter.

•	Gross Profits grew to $3.5 million for the June 2006 quarter, a 12.2% increase compared to the March 2006 quarter and a 5.7% increase as compared to the June 2005 quarter.

•	Selling, general and administrative expenses, exclusive of depreciation and amortization, for the June 2006 period increased to $3.0 million from $2.5 million for both the quarters ended March 2006 and June 2005. This is primarily due to the $430,000 stock option compensation expense recorded for the required implementation of SFAS 123R, Share-Based Payments that was not required to be recorded by the Company previously; secondarily, increases this quarter were also attributable to higher costs related to business expansion costs such as rents, payrolls and related insurances as partially offset by decreased advertising and promotional spending for June 2006.

•	Research and development (“R&D”) expenditures for the three months ended June 30, 2006 totaled approximately $267,000 all of which was charged as an expense to operations as compared to $200,000 of R&D expense for March 2006 quarter and compared to $91,000 of R&D expense for the three month period ended June 30, 2005.

•	GAAP net income for the June quarter 2006 was $195,000 as compared to $95,000 in the March quarter 2006 and $515,000 in the June quarter 2005. Comparable Non-GAAP net income for the June quarter 2006 was $626,000 which adds back SFAS 123R expense. The $195,000 June 2006 GAAP net income was net of $304,000 of income tax expense versus the March 2006 quarterly tax expense of $229,000 and the June 2005 quarterly tax expense of $72,000.

•	GAAP EPS for the June quarter 2006 was $.02 on 13,291,580 diluted shares outstanding, compared to $.01 for the March quarter 2006, on 12,478,786 diluted shares outstanding and $.05 on 12,581,495 diluted shares outstanding for the June 2005 quarter. June 30, 2006 Non-GAAP net income, adding back the stock option compensation expense was $626,000, or $0.06 per share basic and $0.05 diluted as compared to the June 30, 2005 net income of $516,000, or $0.06 per share basic and $0.05 diluted.

•	EBITDA for quarter June 2006 was $741,134 as compared to $865,031 for the 2006 March quarter and as compared to $813,333 for the June quarter 2005.

NON-GAAP FINANCIAL MEASURES:

GeoPharma reports net income and earnings per share (EPS) on a GAAP and non-GAAP basis. The non-GAAP measures are described in the section titled “Non-GAAP Financial Measures” and are reconcilable to the corresponding GAAP measures in the accompanying financial tables. The Non-GAAP measures used by the Company and its management are supplements to our consolidated financial statements presented in accordance with US GAAP as required by the SEC. The Non-GAAP financial measures for financial and operational decision making and are used as a tool to measure period to period performance and is not meant to replace the financial information prepared and presented in accordance with GAAP. Our management believes that these Non-GAAP measures exclude certain expenses that do directly indicate our core business segments’ performance and operating results. In addition, these measures also assist our management with internal comparisons to our historical performance and may assist our investors in understanding core business performance.

See the GAAP and Non-GAAP financial tables that follow.

ABOUT GEOPHARMA, INC.

GeoPharma, Inc. is a rapidly growing pharmaceutical company specializing in the manufacturing and distribution of over-the-counter, nutritional, generic drug and functional food products. The company’s growth strategy is to capitalize on its manufacturing expertise to develop high margin generic or novel drugs for niche markets with high barriers to entry. GeoPharma’s competitive advantage lies in its ability to circumvent or overcome the challenges in these markets. For more about GeoPharma, Inc., go to our websites at www.geopharmainc.com, www.onlineihp.com and www.hoodiadexl10.com

CONFERENCE CALL INFORMATION

GeoPharma will host a conference call to discuss results on Thursday, August 10, 2006 at 11:30 (ET) with CEO, Mihir Taneja and VP/CFO, Carol Dore-Falcone. Interested parties may participate in the conference call by dialing 1-866-362-4666 and entering passcode 44481132, 5 minutes prior to the initiation of the call. A replay of the conference call will be available from 12:30 PM (ET) on August 10 through August 17, by dialing 888-286-8010 and entering passcode 77974214.

FORWARD LOOKING STATEMENTS

This press release may contain statements, which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company’s management as of the date hereof, and actual results may vary based upon future events, both within and without management’s control. Important factors that could cause such differences are described in the company’s periodic filings with the Securities and Exchange Commission.

GAAP AND NON-GAAP BASIS FINANCIAL TABLES FOLLOW

Contact Information:

GeoPharma

Carol Dore-Falcone, VP/CFO

T: 727-544-8866 x244, E: cdf@onlineihp.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(US GAAP BASIS)

Three months ended June 30,

	2006	2005
	(unaudited)	(unaudited)
Total Revenues	$14,396,367	$11,770,746
Gross Profit	$3,472,239	$3,285,298
SGA:
SG&A	$2,609,526	$2,453,465
Stock option compensation	431,165	—
Depreciation and amortization	236,062	161,635

Total SGA:	$3,276,753	$2,615,100

Other income / (expense), net	$30,120	$(7,252)
Income tax benefit(expense)	$(304,000)	$(72,000)
Preferred Dividends	$75,000	$75,000
Net income available to common shareholders	$194,900	$515,946
Basic earnings per common share outstanding	$0.02	$0.06
Basic weighted average common shares outstanding	9,868,409	8,746,145
Diluted earnings per common share outstanding	$0.02	$0.05
Diluted weighted average common shares outstanding	13,291,580	12,581,495
EBITDA	$741,134	$813,333

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THE COMPARABLE GAAP FINANCIAL MEASURE

On April 1, 2006 the Company adopted the provisions of SFAS 123R and in this period of implementation, note the following initial application effects reconciling the generally accepted accounting principles (“GAAP”) basis net income to the non-GAAP measurement of net income as follows:

	For the three months ended June 30,
	2006	2005
Net income:
As reported	$194,900	$515,946
Add back: 123R compensation expense	$431,165	—

Non-GAAP net income	$626,065	—

Net income per common share:
Basic income (loss) per share:
As reported	$0.02	$0.06
Add back 123R compensation expense	$0.04	—

Non-GAAP EPS – basic	$0.06	—

Diluted income (loss) per share:
As reported	$0.02	$0.05
Add back 123R compensation expense included in SGA expense	$0.03	—

Non-GAAP EPS – diluted	$0.05	—

The statement of Financial Accounting Standards No. 123R (SFAS 123R), “Share-Based Payment” was required to be adopted by the Company on April 1, 2006. SFAS 123R requires the cost relating to share-based payment transactions, inclusive of stock options granted to employee and nonemployees, in which an entity exchanges its equity instruments for goods and services now be recognized in the Consolidated Financial Statements as the goods or services are rendered. The cost now required to be recorded as compensation expense within SGA expense, is measured at the fair value of the equity instrument issued. We are no longer permitted to follow the intrinsic value of accounting method under the previous accounting guidance which resulted in no expense for stock options be recognized or recorded when the exercise price was equal to or greater than the fair market value of the underlying stock on the date of grant. Company management believes excluding the impact of SFAS 123R from net income provides meaningful supplemental information regarding our financial results for the three months ended June 30, 2006 as compared to the same period in fiscal 2005 since our Consolidated Financial Statements issued prior to April 1, 2006 did not, and will not change as a result of adopting SFAS 123R. There was no change in our previously issued consolidated financial statements because we elected the modified prospective transition method. The Company believes that this financial information is useful to management and to investors in assessing GeoPharma’s historical performance and year-over-year growth and when we are planning, forecasting and analyzing future periods. The initial impact of SFAS 123R during the three months ended June 30, 2006 represents the stock options expense related to all unvested stock options outstanding as of April 1, 2006 and the estimated impact of unvested future stock option forfeitures. For additional information, see the Company’s June 30, 2006 Form 10-Q that will be filed on August 14, 2006.

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